As filed with the Securities and Exchange Commission on August 1, 2008
Registration No. ______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EDAC TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Wisconsin	39-1515599
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1806 New Britain Avenue, Farmington, Connecticut	06032
(Address of Principal Executive Offices)	(Zip Code)

EDAC Technologies Corporation 2008 Equity Incentive Plan
(Full title of the plan)

Dominick A. Pagano
President and Chief Executive Officer
EDAC Technologies Corporation
1806 New Britain Avenue, Farmington, Connecticut 06032
(Name and address of agent for service)
(860) 677-2603
(Telephone number, including area code, of agent for service)
A copy of all communications, including
communications sent to the agent for service
should be sent to:
Edward J. Samorajczyk, Jr., Esq.
Robinson & Cole LLP
280 Trumbull Street
Hartford, Connecticut 06103
(860) 275-8207
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title Of		Offering	Aggregate	Amount Of
Securities To	Amount To Be	Price Per	Offering	Registration
Be Registered	Registered	Share	Price	Fee

Common Stock, $.0025 par value	500,000 (1)	$4.55 (2)	$2,275,000

Total	500,000			$89.41

(1)	Represents an aggregate of 500,000 stock options to be granted pursuant to the EDAC Technologies Corporation 2008 Equity Incentive Plan (the “Plan”).

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) based upon the average of the high and low sales prices of the Registrant’s Common Stock, as reported on the Nasdaq Capital Market on July 31, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of the instructions to the registration statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933. These documents are not being filed with the Securities and Exchange Commission (the “SEC”) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the SEC by EDAC Technologies Corporation, a Wisconsin corporation (the “Registrant”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:
(1)	Annual Report on Form 10-K for the year ended December 29, 2007, filed with the SEC on March 20, 2008.

(2)	Quarterly Report on Form 10-Q for quarter ended June 28, 2008, filed with the SEC on July 31, 2008.

(3)	Quarterly Report on Form 10-Q for quarter ended March 29, 2008, filed with the SEC on May 1, 2008.

(4)	Current Report on Form 8-K filed with the SEC on April 23, 2008.

(5)	Current Report on Form 8-K filed with the SEC on February 27, 2008.

(6)	The description of our common stock contained in the Registration Statement on Form 8-A, filed under the Exchange Act, including all amendments and reports filed for purposes of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Experts and Counsel
Not applicable.

Item 6. Indemnification of Directors and Officers
Section 180.0851 of the Wisconsin Business Corporation Law (“WBCL”) requires the Registrant to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the Registrant unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.
Under Section 180.0828 of the WBCL, the directors of the Registrant are not personally liable for breach of any duty resulting solely from his or her status as a director, unless it is proved that the director’s conduct constituted one of the four exceptions to mandatory indemnification as described above.
Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the articles of incorporation or bylaws of the Registrant, a written agreement between the director or officer and the Registrant, or a resolution of the Board of Directors or the shareholders.
Article VIII of the Registrant’s By-Laws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. The Registrant’s By-Laws provide that an officer or director seeking indemnification is entitled to indemnification if the Registrant determines that he has met the applicable standard of conduct under the By-Laws. Such determination shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the affirmative vote of a majority of the shares entitled to vote thereon.
The Registrant’s By-Laws also provide that expenses, including attorneys’ fees, incurred by a director or officer in defending a civil or criminal action, suit or proceeding may be paid by the Registrant in advance of the final disposition of such action, suit or proceeding as authorized in a specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Registrant as authorized in Article VIII of the By-Laws.
In addition, Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
The officers and directors of the Registrant are also covered by directors’ and officers’ liability insurance policy for acts or omissions related to the conduct of their duties, subject to certain exceptions and limitations specified in the policy. The insurance covers certain liabilities which may arise under the Securities Act of 1933, as amended.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits

Exhibit Number	Description

4	EDAC Technologies Corporation 2008 Equity Incentive Plan*

5	Opinion of Robinson & Cole LLP*

23.1	Consent of Carlin, Charron & Rosen LLP*

23.2	Consent of Robinson & Cole LLP (included in Exhibit 5 hereto)*

24	Power of attorney of officers and directors of the Registrant*

*	Filed herewith.
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Farmington, State of Connecticut, on August 1, 2008.

EDAC TECHNOLOGIES CORPORATION
By:	/s/ Dominick A. Pagano
Dominick A. Pagano
President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Dominick A. Pagano Dominick A. Pagano	President and Chief Executive Officer (Principal Executive Officer) and Director	August 1, 2008

/s/ Glenn L. Purple Glenn L. Purple	Vice President — Finance, Chief Financial Officer (Principal Financial Officer) and Secretary	August 1, 2008

/s/ Joseph Lebel Joseph Lebel	Director	August 1, 2008

/s/ Stephen J. Raffay Stephen J. Raffay	Director	August 1, 2008

/s/ Ross C. Towne Ross C. Towne	Director	August 1, 2008

/s/ Daniel C. Tracy Daniel C. Tracy	Director and Chairman of the Board	August 1, 2008

EDAC TECHNOLOGIES CORPORATION
REGISTRATION STATEMENT ON FORM S-8,
DATED AUGUST 1, 2008
EXHIBIT INDEX

Exhibit Number	Description

4	EDAC Technologies Corporation 2008 Equity Incentive Plan.

5	Opinion of Robinson & Cole LLP.

23.1	Consent of Carlin, Charron & Rosen LLP.

23.2	Consent of Robinson & Cole LLP (included in Exhibit 5 hereto).

24	Power of attorney of officers and directors of the Registrant.